EXHIBIT 10.1

EMPLOYMENT AGREEMENT

TABLE OF CONTENTS

1.	DEFINED TERMS & INTERPRETATION	1

2.	APPOINTMENT, POSITION AND TERM	1

3.	EMPLOYEE’S DUTIES	2

4.	WORKING HOURS	3

5.	REMUNERATION, BENEFITS AND REVIEW	3

6.	BONUS	4

8.	EXPENSES	5

9.	EMPLOYEE’S LEAVE AND HOLIDAYS	5

10.	SICKNESS ALLOWANCE	6

11.	CONFIDENTIAL INFORMATION	6

12.	INTELLECTUAL PROPERTY AND MORAL RIGHTS	7

13.	TERMINATION	8

14.	WHAT HAPPENS AFTER TERMINATION OF EMPLOYMENT	9

16.	COMPLIANCE	10

17.	GENERAL	10

SCHEDULE 1 - INTERPRETATION		13

SCHEDULE 2 - DUTIES		15

SIGNING PAGE		17

ANNEXURE		18

DETAILS

DATE	January 22, 2014

PARTIES

Name	MENG Chun Cai	(‘Employee’)

Name	SciClone Pharmaceuticals Hong Kong Limited		(‘Employer’)

AGREED TERMS

1.	DEFINED TERMS & INTERPRETATION

The interpretation provisions of this document are in Schedule 1.

2.	APPOINTMENT, POSITION AND TERM

2.1.	Appointment and position

The Employer will employ the Employee in the position of General Counsel and Vice President Compliance reporting to the President and CEO and the Audit Committee of the Board of Directors for your role as Compliance Officer.

The Employment Agreement is contingent upon the clearance of reference and background checks satisfactory to the Company.

2.2.	Location

The Employee will be seconded to NovaMed Pharmaceuticals (Shanghai) Co., Ltd. and will be based in 30F Shanghai Time Square, No. 93 Huai Hai Zhong Road, Shanghai 200021 China, although the Employee may be required to travel to perform the Employee’s duties and may be required to be based at a different location.

2.3.	Commencement

Subject to clause 2.4 (probationary employment), the Employee’s employment in accordance with this agreement will commence on February 8, 2014 and will continue for an indefinite period unless and until terminated in accordance with clause 13 below.

2.4.	Probationary employment

Initially, the Employee’s employment will be for a probationary period of four (4) months unless terminated sooner:

2.4.1	during the first month of employment, by the Employee or Employer without notice;

2.4.2	after the first month of employment until the end of the probationary period, by the Employee or Employer giving one (1) week’s written notice or by paying an amount calculated in accordance with the Employment Ordinance (Cap. 57) in lieu of notice for that period; or

2.4.3	by the Employer in accordance with clause 13.3 (termination without notice.)

3.	EMPLOYEE’S DUTIES

3.1.	Duties Employee must perform

The Employee must:

3.1.1	perform to the best of the Employee’s abilities and knowledge the duties assigned to the Employee from time to time which may include duties for the benefit of any Related Company of the Employer. The duties initially assigned to the Employee include those listed in Schedule 2;

3.1.2	work such hours as are reasonably necessary to perform the Employee’s duties (overtime is not payable);

3.1.3	use all reasonable efforts to promote the interests of the Employer;

3.1.4	disclose to the Employer any facts which might involve a conflict between the Employee’s interests and the interests of the Employer;

3.1.5	comply with all policies of the Employer in place or as varied or replaced from time to time that are intended to apply to the Employee (although these do not form part of the Employee’s contract of employment); and

3.1.6	comply with all laws and the rules and regulations of external agencies applying to the Employee’s position and the duties assigned to the Employee.

3.2.	What the Employee must not do

Without limiting the Employee’s duties, during the Employee’s employment the Employee must not:

3.2.1	act in conflict with the Employer’s best interests;

3.2.2	on discovery, allow a conflict between the Employee’s interests and the interests of the Employer to continue;

3.2.3	prepare to be engaged or involved, or engage or be involved in any business or employment other than for the Employer except with the prior approval of the Employer or where the Employee holds or is interested in investments (quoted or unquoted) representing not more than one percent (1%) of the issued investments of any class of any such company.

3.2.4	compete with the Employer;

3.2.5	in performing the Employee’s duties, accept any financial or other benefit except from the Employer;

3.2.6	use internet, email or voicemail at the Employer’s workplace for excessive personal use or to view or distribute offensive or illegal material; and

3.2.7	unlawfully discriminate or harass another person.

3.3.	Limits of Employee’s authority

The Employee must not bind the Employer in contract, unless otherwise authorized by his supervisor.

4.	WORKING HOURS

The Employee’s normal working hours shall be 09:00 to 18:00 on Mondays to Fridays and such additional hours as are necessary for the proper performance of the Employee’s duties. The Employee acknowledges that the Employee shall not receive further remuneration in respect of such additional hours.

5.	REMUNERATION, BENEFITS AND REVIEW

5.1.	Total Remuneration

During your secondment to NovaMed Pharmaceuticals (Shanghai) Co., Ltd., the Employer will pay the Employee RMB 1,200,000 per annum (China salary). In addition, RMB 800,000 per annum will be paid through non-taxable reimbursement subject to your submission of valid invoices from China.

In respect of the Employee’s direct responsibilities with the Employer outside of the PRC, the Employer will pay the Employee RMB 400,000 per annum (HK salary) (or RMB 33,333 per month) payable monthly in arrears on or about the last working day of each calendar month and all days in the month are deemed to be fully paid. The Employee is responsible for paying salaries’ tax.

In case of any incomplete calendar month, the salary shall be pro-rated according to the number of days, which the Employee has actually worked during such calendar month.

In recognition of the benefit of the Employee’s services to the Company, the Company will provide to the Employee with a sign-on bonus in the amount of RMB 620,000 less applicable withholdings. The sign-on bonus will be advanced to you after your first month of employment. The Employee is responsible for paying sign-on bonus’ tax. However, in the event that the Employee voluntarily end his employment relationship prior to at least 18 months of service with the Company, the Employee promises and agrees to repay the Company the full amount of the sign-on bonus on his resignation date. The tax amount should be able to be deducted from the Employee’s regular taxable monthly compensation for the month he voluntarily end his employment relationship.

5.2.	Mandatory Provident Fund Scheme

The Employee is entitled to participate in the Company’s Mandatory Provident Fund (‘MPF’) Scheme in accordance with the provisions of the Mandatory Provident Fund Scheme Ordinance (Cap 485).

5.3.	Reimbursement

The non-taxable reimbursement mentioned in Section 5.1 will be paid through reimbursement subject to the Employee providing to NovaMed Pharmaceuticals (Shanghai) Co., Ltd. with valid invoices. The reimbursement non-taxable expenses are restricted to the following items:

5.3.1	meal expense;

5.3.2	laundry expense;

5.3.3	housing rental expense;

5.3.4	two-time home trip expense of the Employee himself;

5.3.5	children’s school tuition; (children should be under 18 years old)

5.3.6	language training expense of the Employee himself;

5.4.	Insurance Benefits

During the secondment in NovaMed Pharmaceuticals (Shanghai) Co., Ltd., The Employer will take reasonable steps to provide for the Employee and for the Employee’s spouse and children at the Employer’s cost, medical insurance capped at RMB 12,500 per month.

The Employer may review the remuneration and Employee’s performance not less than once each year.

6.	BONUS

6.1.	Bonus may be payable

The Employee will be eligible to participate in the Company’s annual bonus program, under which the Employee will have an annual bonus opportunity targeted at 52.5% of the Employee then current annual base salary excluding the non-taxable reimbursement and which will be earned based on your achievement of business objectives as established by the Chief Executive Officer in accordance with the terms of the executive bonus program. For 2014 you will be paid a fixed bonus corresponding to 100% achievement equal to RMB 770,000 (prorated for 11 months). Such bonus, if earned, shall be paid not later than the date that is two and one-half months following the close of the year in which such bonus is earned. You are responsible for paying tax on bonus payments you receive. If there are withholding rules the company will withheld corresponding taxes.

6.2.	Employment until end of Bonus period

Despite clause 6.1 to be entitled to be paid the Bonus, the Employee must be employed by the Employer on the date that the Bonus is paid.

6.3.	Bonus after first year of employment

Nothing in this clause is intended to restrict the Employer’s right to determine after the end of any Bonus period whether a bonus may be payable to the Employee in a later bonus period and if so, then on what terms.

7.	OPTIONS

7.1.	Provision of options

In addition to the Total Remuneration, it will be recommended at the first meeting of the Company’s Board of Directors following your employment start date that the company grant you an option to purchase 80,000 shares of the Company’s common stock at a price per share equal to the fair market value per share of the Company’s common stock on the date of the first day of employment. Subject to the Employee’s continued employment, twenty-five percent

(25%) of the option shares shall initially vest (become exercisable) on the first anniversary of your employment start date (and no shares shall vest before such date) and the remaining shares shall vest monthly over the next thirty-six (36) months in substantially equal monthly amounts. The option shares shall be subject to the terms and conditions of the Company’s stock option plan and an appropriate form of stock option agreement, which the Employee will be required to sign as a condition of receiving any option. Over time, additional stock option grants may be made available in the sole discretion of the Board of Directors.

7.2.	Conditions prior to granting of options

The Employee acknowledges that the Employer is not required to offer the Employee any options in accordance with clause 7.1 until the Employee has signed this agreement.

8.	EXPENSES

The Employer will pay or reimburse the Employee for the Employee’s reasonable travel and out of pocket expenses in accordance with the Employer’s expense reimbursement policy and practices. All reimbursements must be claimed promptly, but otherwise not later than the calendar month after the expense is incurred.

9.	EMPLOYEE’S LEAVE AND HOLIDAYS

9.1.	Annual leave

Annual leave will apply as follows:

9.1.1	The Employer will grant the Employee annual leave of 10 Business Days in the first calendar year of employment and one additional day each year of service, with the maximum of 15 annual leave days;

9.1.2	for annual leave in excess of the minimum statutory requirement, the Employer may grant annual leave on a pro rata basis during the year in which it accrues or in advance;

9.1.3	any annual leave taken will first be applied against any statutory annual leave entitlement;

9.1.4	when taking annual leave, Statutory Holidays, Saturdays and Sundays will not be counted as annual leave days;

9.1.5	untaken annual leave in excess of the minimum statutory requirement will be forfeited, unless otherwise agreed in writing, if not taken in the year it falls due; and

9.1.6	subject to applicable law, on termination of the Employee’s employment other than termination in accordance with clause 13.3 (Termination without notice), the Employer will pay the Employee accrued but untaken annual leave and pro rata annual leave calculated since the end of the last leave year at the rate the Employee would have been paid had the leave been granted.

9.2.	Holidays

The Employer will pay the Employee for Statutory Holidays although the Employee is not required to work on these days.

9.3.	Rest day

Saturday and Sunday are rest days.

10.	SICKNESS ALLOWANCE

The Employee is entitled to sickness allowance in accordance with the provisions of the Employment Ordinance (Cap. 57).

Application for sickness leave for more than one day must be supported by a valid medical certificate issued by a registered medical practitioner, a Chinese medical practitioner or a registered dentist specifying the number of days for which the Employee is unfit for work and the nature of the sickness or injury on account of which the Employee is unfit for work. Any sickness leave taken without the support of a valid medical certificate will be deemed to be unpaid or annual leave as appropriate.

Any paid sickness leave taken by the Employee will be deducted from the sickness day credits accumulated by the Employee in accordance with applicable law.

11.	CONFIDENTIAL INFORMATION

11.1.	Duty not to disclose

Without limiting the Employee’s duties at law, the Employee must keep Confidential Information confidential.

11.2.	Exceptions to duty not to disclose

Notwithstanding clause 11.1, the Employee may disclose Confidential Information:

11.2.1	the Employee is required to disclose in the course of the Employee’s duties with the Employer;

11.2.2	that was public knowledge when this agreement was signed or became so at a later date (other than as a result of a breach of confidentiality by the Employee); or

11.2.3	that the Employee is required by a court, tribunal or law to disclose (in which event, the Employee must inform the Employer prior to disclosure).

11.3.	Disclosure in the course of the Employee’s duties

The Employee may only disclose Confidential Information under clause 11.2.1 if:

11.3.1	the disclosure is solely for the purpose of performing the Employee’s duties with the Employer; and

11.3.2	the disclosure is to persons who:

11.3.2.1	are aware and agree that the Confidential Information must be kept confidential; or

11.3.2.2	have signed any confidentiality obligation required by the Employer from time to time;

11.3.2.3	have a need to know (and only to the extent that each has a need to know); or

11.3.2.4	have been approved by the person or persons nominated by the Employer from time to time.

11.4.	Preservation of Confidential Information

The Employee must take whatever measures are reasonably necessary to preserve the Confidential Information, including:

11.4.1	complying with all security measures established to safeguard Confidential Information from access or unauthorised use;

11.4.2	keeping Confidential Information under the Employee’s control; and

11.4.3	not removing Confidential Information from, or accessing Confidential Information from outside, the Employer’s premises without the prior approval of the Employer.

11.5.	Notification of breach

The Employee must immediately notify the Employer of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

11.6.	Indemnification

The Employee hereby undertakes to indemnify and keep indemnified the Employer against any loss or damage suffered by the Employer arising from the breach of the Employee’s obligations under this clause 11. Notwithstanding the aforesaid and without prejudice to any other rights or remedies that the Employer may have, the Employee acknowledges and agrees that damages alone would not be an adequate remedy for any breach by the Employee of this clause 11, and accordingly the Employer shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this clause 11.

12.	INTELLECTUAL PROPERTY AND MORAL RIGHTS

12.1.	Assignment by Employee

The Employee:

12.1.1	presently assigns to the Employer all existing and future Intellectual Property Rights in all inventions, models, designs, drawings, plans, software, reports, proposals and other materials created or generated by the Employee (whether alone or with the Employer, its other employees, agents or contractors) for use by the Employer (or a Related Company of the Employer); and

12.1.2	acknowledges that by virtue of this clause, all such existing rights are vested in the Employer and, on their creation, all such future rights will vest in the Employer.

12.2.	Employee’s assistance

The Employee must do all things reasonably requested by the Employer to enable the Employer to assure further the rights assigned under clause 12.1.

12.3.	Moral Rights

The Employee:

12.3.1	voluntarily and unconditionally consents to all or any acts or omissions by the Employer, or persons authorised by the Employer, in relation to any and all works made or to be made by the Employee (whether before or after this consent is given) in the course of the employment (‘Works’) which would otherwise infringe the Employee’s Moral Rights;

12.3.2	waives any and all existing and future Moral Rights in the Works; and

12.3.3	acknowledges that the Employee has given this consent

12.3.3.1	voluntarily; and

12.3.3.2	without reliance on any statement or representation made by the Employer, a Related Company of the Employer or anyone acting on their behalf.

13.	TERMINATION

13.1.	Termination with notice or payment in lieu

After the probationary period ends, either the Employer or the Employee may at any time terminate the Employee’s employment. Employee shall give to the Employer notice of 30 days in writing of the Employee’s intention to do so. Even though the Employee’s position, title or report may change during the employment, unless otherwise agreed the period of notice of termination will not change.

13.2.	Employment during notice period

Following the provision of notice to terminate the Employee’s employment by either party or, if the Employer is undertaking an investigation at any time during the employment, the Employer may by written notice require the Employee not to perform any services (or to perform only specified services) for the Employer or any Related Company of the Employer until the termination of the employment or a specified date.

During any period of Garden Leave, the Employer shall be under no obligation to provide any work to, or vest any powers in the Employee, who shall have no right to perform any services for the Employer or any Related Company of the Employer.

During any period of Garden Leave the Employee shall:

13.2.1	continue to receive salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

13.2.2	remain an employee of the Employer and bound by the terms of this agreement;

13.2.3	not, without the prior written consent of the Employer, attend the Employee’s place of work or any other premises of the Employer;

13.2.4	not, without the prior written consent of the Employer, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, advisor or other business contact of the Employer or any Related Company of the Employer; and

13.2.5	(except during any periods taken as holiday in the usual way) ensure that the Employer knows where the Employee will be and how the Employee can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Employer at specified intervals.

13.3.	Termination without notice

The Employee’s employment maybe terminated by the Employer at any time without notice if the Employee:

13.3.1	disobeys proper legal reason a lawful direction of the Employer;

13.3.2	is guilty of serious misconduct;

13.3.3	breaches clause 11 (Confidential Information);

13.3.4	materially fails to perform the Employee’s duties;

13.3.5	unlawfully discriminates or harasses any other person;

13.3.6	breaches any material provision of this agreement;

13.3.7	is found guilty by a court of a serious criminal offence;

13.3.8	has accepted employment with the Employer in breach of clause 16.1 (Warranties);

13.3.9	becomes a bankrupt; or

13.3.10	is guilty of a serious breach of any rules issued by the Employer from time to time.

If the Employee’s employment is terminated without notice, then the Employer will pay the Employee’s Total Remuneration, Benefits and MPF up to the date of termination.

14.	WHAT HAPPENS AFTER TERMINATION OF EMPLOYMENT

14.1.	Requirements following termination

If the Employee’s employment is terminated for any reason, then:

14.1.1	the Employee must resign from the Employer and any Related Company of the Employer without claim for compensation for loss of office, and the Employee authorises the Company Secretary of the Employer to do all things necessary to give effect to such resignations on the Employee’s behalf;

14.1.2	the Employee must return all the Employer’s property (including property leased by the Employer) to the Employer on termination including all written or machine readable material, Confidential Information, software, computers, credit cards, keys and vehicles;

14.1.3	the Employee’s obligations under clause 11 (Confidential Information) continue after termination; and

14.1.4	the Employee must not record any Confidential Information in any form after termination.

14.2.	Employee’s assistance with legal proceedings

After the Employee’s employment ends, the Employer may require the Employee to assist in any threatened or actual legal or other proceedings in which the Employer or a Related Company of the Employer is involved, for which the Employee will be reimbursed all reasonable costs.

15.	COMPLIANCE

The exercise of or compliance with any discretion, right or obligation under this agreement is subject to:

15.1.	compliance with all applicable laws;

15.2.	compliance with the Memorandum and Articles of the Employer; and

15.3.	the approval of the shareholders of the Employer where such approval is required.

If the approval of the shareholders of the Employer is required before a payment may be made to the Employee, then the board of directors of the Employer must ensure that the approval of the members is sought.

16.	GENERAL

16.1.	Warranties by Employee

The Employee warrants:

16.1.1	other than what the Employee has disclosed to the Employer in writing, the Employee is not involved and has not been involved in any litigation with any previous employer;

16.1.2	that the Employee has disclosed to the Employer information about any possible restrictions on the Employee from performing the Employee’s duties set out in this agreement;

16.1.3	other than what the Employee has disclosed to the Employer, that the Employee is not restricted from performing the Employee’s duties for the Employer arising from a restrictive covenant or other non-competition obligation owed to anyone, or a restriction imposed on the Employee concerning the use of any information or the intellectual property rights of anyone;

16.1.4	that the credentials and information provided by the Employee to the Employer (or to the Employer’s agent) touching upon the Employee’s qualifications and ability to perform the duties under this agreement are true and correct;

16.1.5	other than what the Employee has disclosed to the Employer, that prior to accepting employment, the Employee has not suffered from an occupational disease in any trade, industry or process;

16.1.6	that the Employee has all the necessary licences, permissions, consents, approvals, qualifications and memberships required of the Employee to perform the duties under this agreement and that the Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding, litigation or investigation by any state or governmental body or agency or any regulatory authority or self-regulatory organisation;

16.1.7	that the Employee is not a person subject to any statutory disqualification under the Companies Ordinance (Cap.32) and that the Employee has not been the cause of any other person or entity becoming subject to any statutory disqualification; and

16.1.8	that the Employee shall comply with all applicable law and regulation including, without limitation, the applicable codes and guidelines issued by the Hong Kong Securities and Futures Commission from time to time.

16.2.	Notification of restrictions

The Employee agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment or for services (whether oral or in writing) either during the continuance of this agreement or during the continuance in force of any of the restrictions set out in clause 11, the Employee will forthwith provide to such offeror a full and accurate copy of these clauses 11 and notify the Employer of such offer. The Employee further agrees that if the Employee accepts any such offer, the Employee will forthwith (i) notify the Employer of the identity of the offeror, (ii) provide the Employer with a description of the principal duties of the position accepted; and (iii) confirm to the Employer in writing that the Employee has provided a copy of these clauses to the offeror.

16.3.	Right to vary

The Employer reserves the right to vary any of the terms and conditions of this agreement at any time in its reasonable discretion.

16.4.	Severability

Part or all of any clause of this agreement that is illegal or unenforceable will be severed from this agreement and the remaining provisions continue in force.

16.5.	Waiver

The failure of either party at any time to insist on performance of any provision of this agreement is not a waiver of their right at any later time to insist on performance of that or any other provision of this agreement.

16.6.	Governing Law

This agreement is governed by the law applicable in Hong Kong SAR and the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the court of Hong Kong SAR.

16.7.	Agreement is confidential

This agreement including any amendments is confidential and may not be disclosed by the Employee to any other person, other than for the purpose of obtaining professional legal or accounting advice, without the prior approval of the Employer.

16.8.	Entire agreement

This agreement (including its Schedules):

16.8.1	constitutes the entire agreement between the Employer and Employee as to its subject matter; and

16.8.2	as to its subject matter, supersedes and cancels any contract, deed, arrangement, related condition, collateral arrangement, condition, warranty, indemnity or representation imposed, given or made by the Employer or Employee (or an agent of either of them) prior to entering into this agreement.

16.9.	Release from prior arrangements

The Employee releases the Employer from all claims and demands touching upon any contract, deed, arrangement, related condition, collateral arrangement, condition, warranty, indemnity or representation imposed, given or made by one of them (or an agent of one of them) prior to entering into this agreement.

16.10.	Data privacy

The Employee must sign the Employee Collection Statement annexed to this agreement.

16.11.	Deduction of sums owed

To the extent permitted by law, at any time during the Employee’s employment, or upon its termination (howsoever arising), the Employer shall be entitled to deduct from the Employee’s remuneration (or from any other payments due to the Employee in respect of the employment or its termination) any monies due from the Employee to the Employer including, without limitation, any outstanding loans, advances, overpayment of wages, the cost of repairing any damage or loss to the Employer’s property caused by him (and of recovering the same), excess annual leave pay and any other monies owed by him to the Employer.

16.12.	Counterparts

This agreement may be executed in counterparts.

16.13.	Force Majeure

This agreement shall be terminated with immediate effect and neither part y shall be liable for a breach of this agreement nor liable for any failure in performance of any obligations under this agreement (save and except the Employee’s post-termination duties set out in clause 11 (Confidentiality) and 15 (Restraint on an Employee’s conduct) which shall survive the termination of this agreement) arising from or attributable to acts, events, omissions or accidents beyond its reasonable control (Force Majeure Event).

A Force Majeure Event shall include, but is not limited to, any act of God, war, fire, flood, drought, tempest, epidemic or pandemic, terrorist attack and collapse of building structure.

SCHEDULE 1 - INTERPRETATION

1.	DEFINITIONS

In this document, unless the context otherwise requires, the following words have these meanings.

Business Day means any day in Hong Kong SAR other than Saturdays, Sundays and a general holiday as defined in the General Holidays Ordinance Cap. 149.

Confidential Information means all confidential information of the Employer or a Related Company of the Employer including but not limited to the terms of this agreement (and any amendments or variations thereof), trade secrets, confidential know-how, client lists, supplier lists, price lists, information about tenders and proposals to prospective clients, prospective client lists, information about products and services in development, business plans, marketing plans and computer software owned or used by the Employer or a Related Company of the Employer of which the Employee becomes aware or generates (both before and after the day this agreement is signed) touching upon the Employee’s employment with the Employer.

Garden Leave means any period during which the Employer has exercised its rights under clause 13.2.

Intellectual Property Rights means all intellectual property rights including without limitation:

(a)	patents, copyrights, rights in circuit layouts, registered designs, trademarks and the right to have Confidential Information kept confidential; and

(b)	any application or right to apply for registration of the rights in (a).

Moral Rights means any and all rights conferred by Division IV Part II of the Copyright Ordinance Cap. 528.

MPF means a mandatory provident fund as defined in the Mandatory Provident Fund Schemes Ordinance Cap. 485.

Related Company has the meaning as that term is defined in section 49BA(9) of the Companies Ordinance Cap. 32.

Statutory Holidays mean the statutory holidays as defined in the Employment Ordinance (Cap. 57).

2.	INTERPRETATION

In this document, unless the contrary intention appears:

(a)	(singular/plural) words denoting the singular include the plural and vice versa;

(b)	(reference to any instrument) a reference to any instrument (such as a deed, agreement or document) is to that instrument (or, if required by the context, to a part of it) as amended, novated, substituted or supplemented at any time and from time to time;

(c)	(headings) headings are for ease of reference only and do not affect the meaning of this document.

3.	SCHEDULE AND ANNEXURE

The Schedules and annexure form part of this document.

SCHEDULE 2 - DUTIES (CLAUSE 3.1.1)

The duties initially assigned include:

This position will have primary responsibility for SciClone’s company-wide compliance programs, legal affairs and global legal strategies. This position plans and directs programs, policies, and practices to ensure that all business units’ activities are in compliance with regulatory requirements. This position tracks laws and regulations in China, the USA, as well as in other countries relevant for the business of the Company that might affect the organizations policies and implements necessary changes.

The General Counsel position will have responsibility for all legal matters in the USA, China as well as the Cayman companies including SciClone and all its subsidiaries. It coordinates with the Chief Financial Officer, of SciClone work regarding corporate legal matters.

The following will be the key priorities and requirements of the position:

Legal Affairs

Responsible for overseeing all legal matters pertaining to the organization, including patent, copyright, intellectual property and employment law matters and the coordination of any legal matters handled by outside counsel. Develops functional plans for managing legal matters, including activities to be performed in-house or through third-party relationships to best manage SciClone’s legal activities and minimize risk for the business. Oversee the retention and management of outside counsel.

Provide advice and counsel on a day-to-day basis with respect to all laws, rules and regulations governing the commercial sale of pharmaceuticals, in China, Hong Kong and other countries where SciClone Pharmaceuticals International Ltd is doing business.

Prepare and review commercial agreements, including clinical trial, marketing, distribution, and other commercial agreements to ensure agreements reflect SciClone’s business objectives and to ensure compliance with all applicable laws, rules and regulations. Coordinate the contract review, approval and record keeping processes with business development and U.S. and China finance.

Advise on other legal matters relevant for the business including employment, real estate or other matters in China

In addition to the above responsibilities, we would anticipate that you would over time take increasing responsibility for the following areas:

In conjunction with our outside counsel and our Finance and Accounting team, participate in the preparation of filings with the Securities and Exchange Commission.

In conjunction with outside legal counsel, advise the Board of Directors on legal matters.

Compliance

Lead the development, implementation and/or review of SciClone’s compliance policies and procedures to ensure continued compliance and identify potential areas of risk with US and China laws, unethical or improper conduct.

Respond to alleged violations of rules, regulations, policies, procedures, and the Code of Conduct by evaluating or recommending the initiation of investigative procedures.

Act as an independent review and evaluation body to ensure that compliance issues and concerns with the organization are being appropriately evaluated, investigated, and resolved.

Monitor and coordinate compliance activities of other departments to remain abreast of the status of all compliance activities.

Provide reports on a regular basis and, as directed or requested, keep the Audit Committee of the Board of Directors of SciClone and President and CEO of SciClone informed of the operation and progress of compliance efforts.

SIGNING PAGE

IN WITNESS whereof this agreement has been executed and delivered as a Deed on the day and year first before written.

Executed as a deed by or on behalf of SciClone Pharmaceuticals Hong Kong Limited acting by

Friedhelm Blobel, Ph.D., Director

/s/ Friedhelm Blobel

Signature of Friedhelm Blobel, Ph.D.

SIGNED SEALED AND DELIVERED BY	[Name, address [and occupation] of witness]

MENG Chun Cai:

In the presence of:

/s/ Chun Cai Meng

Signature of Chun Cai Meng	[Signature of witness]

ANNEXURE

ANNEXURE TO EMPLOYMENT

AGREEMENT EMPLOYEE COLLECTION

STATEMENT

Your privacy is important to SciClone Pharmaceuticals Hong Kong Limited (‘Company’).

Throughout the course of your employment with the Company, the Company needs to collect personal data from you and about you. The type of information that may be collected includes (but is not limited to):

•	Recruitment, engagement or training records;

•	Information about your medical condition;

•	Information regarding termination of employment;

•	Terms and conditions of employment;

•	Personal and emergency contact details;

•	Performance, conduct and disciplinary records;

•	Remuneration details, bonus and share plan information;

•	Membership of professional associations or trade unions;

•	Leave records (including annual leave, sick leave and maternity leave);

•	Taxation, banking and mandatory provident fund details;

•	Health and safety information;

•	Any other information that you provide to the Company.

The purposes for which the Company collects this data is for use concerning your employment or working relationship with the Company and for various human resources, management and reporting purposes.

The Company from time to time transfers your personal data to the following classes of persons:

•	a Related Company (as defined in section 49BA(9) of the Companies Ordinance Cap.32);

•	the Company’s insurers and banks;

•	medical practitioners appointed by the Company;

•	administrator of the Company’s mandatory provident fund scheme;

•	outside parties involved in a merger, acquisition or due diligence exercise;

•	companies the Company engages to perform the functions listed above on the Company’s behalf; and

•	anyone you authorise.

If you do not provide complete and accurate personal data to the Company as and when it is required, there may be potentially serious consequences for you and, depending on the circumstances, your future employment relationship with the Company.

It is the Company’s policy to retain certain personal data of employees when they cease to be employed. This data may be required for any residual employment-related activities, including for example, provision of references, processing of applications for re-employment, matters relating to retirement benefits and allowing the Company to fulfil any of the Company’s contractual or statutory obligations.

To the extent applicable law allows, you may request access to, and correction of, your personal data in relation to your employment. For any further information, please contact Friedhelm Blobel.

Please indicate your understanding and acceptance of the above by signing and returning the acknowledgement form below to Friedhelm Blobel.

Acknowledgment

I have read and fully understand the above contents and acknowledge that I accept these terms voluntarily and freely.

Chun Cai Meng	/s/ Chun Cai Meng
Name of employee	Signature of employee

Date